CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our report dated January 28, 2013 on the financial statements and financial highlights of Innealta Capital Sector Rotation Fund and Innealta Capital Country Rotation Fund, each a series of shares of beneficial interest in the Northern Lights Fund Trust II.  Such financial statements and financial highlights appear in the November 30, 2012 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 27, 2013